PROSPECTUS SUPPLEMENT NO. 2	Filed Pursuant to Rule 424(b)(3)
to Prospectus dated August 31, 2007	Registration No. 333-144770

SILVERSTAR HOLDINGS LTD.

3,968,544 Shares of Common Stock

This prospectus supplement no. 2 supplements and amends the prospectus dated August 31, 2007 (the “Prospectus”), as supplemented by Prospectus Supplement No. 1 dated January 2, 2008 (the “Prospectus Supplement No. 1”) relating to resales by selling shareholders of our common stock as described in the Prospectus and the Prospectus Supplement No. 1.

This prospectus supplement should be read in conjunction with, and is not complete without, and may not be delivered or utilized without, the Prospectus and the Prospectus Supplement No. 1. This prospectus supplement updates information in the Prospectus and the Prospectus Supplement No. 1 and, accordingly, to the extent inconsistent, the information in the prospectus supplement supersedes the information contained in the Prospectus and the Prospectus Supplement No. 1.

The securities offered hereby involve significant risks and uncertainties. These risks are described under the caption “Risk Factors” beginning on page 4 of the Prospectus. You should consider these Risk Factors before purchasing these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement no. 2 is January 17, 2008.

SELLING SHAREHOLDERS

The information in the table appearing under the heading “Selling Shareholders” of the Prospectus and the Prospectus Supplement No. 1 is supplemented and amended by superseding the information with respect to the selling shareholders listed below who were previously listed in the Prospectus and the Prospectus Supplement No. 1 as of the date of this prospectus supplement. We are not updating any information with respect to any other selling shareholder set forth in the Prospectus and the Prospectus Supplement No. 1 other than with respect to the selling shareholders set forth below.

Selling Shareholders(1)	Shares of Common Stock Beneficially Owned Prior to Offering	Percent of Class Owned Prior to Offering	Shares of Common Stock to be Sold	Beneficial Ownership After Offering if All Shares are Sold	Percent of Class Owned After Offering if All Shares are Sold
Capital Ventures International # (2)	345,000	1.7%	119,682	225,318	1.1%
Crestview Capital Master, LLC (3)	475,960 (4)	2.4%	318,237 (5)	157,723 (6)	1.0%

#	Broker-Dealer Affiliate
(1)

The term “selling shareholder” includes donees, pledges, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer.

(2)

Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of these shares.

(3)

Crestview Capital Partners, LLC (“CCP”) is the sole managing member of Crestview Capital Master, LLC (“CCM”) and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM. CCP disclaims beneficial ownership of these securities.  The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom also disclaims beneficial ownership of these securities. Mr. Flink is an affiliate of a broker-dealer and it has been confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no arrangements with any other persons, whether directly or indirectly, to dispose of the securities.

(4)	Consists of 475,960 shares of common stock issuable upon the exercise of warrants.

(5)	Consists of 318,237 shares of common stock issuable upon the exercise of warrants.

(6)	Consists of 157,723 shares of common stock issuable upon the exercise of warrants.